Exhibit 99.1

Golden Flake Announces Update to Its Sports Sponsorships

BIRMINGHAM, Ala.--(BUSINESS WIRE)--July 16, 2014--Golden Flake (NASDAQ:GLDC), one of two original SEC sponsors, after 30 great years will no longer be a sponsor. Golden Flake, will continue with its long running sponsorships of University of Alabama and Auburn University, and will be adding sponsorships with other Universities throughout our marketing area. Golden Flake, a Southeast Regional Snack Food Company, has grown its distribution footprint to include coverage into 14 states, with the newest expansion being in Texas and Oklahoma. Golden Flake has a long history of supporting those events that our consumers support and we continue to do so through the sponsorships of Universities, Bowl Games, and events within our marketing area, as well as Talladega Superspeedway, for our racing fans.

CONTACT:
Golden Flake Snack Foods, Inc.
Jim Ward, 205-458-7116